SCHEDULE “G”

Quest Capital Corporation

(formerly Viceroy Resource Corporation)

Pro Forma Consolidated Financial Statements

(Unaudited)

December 31, 2002

(expressed in thousands of Canadian dollars)

Compilation Report

To the Board of Directors of

Viceroy Resource Corporation

We have reviewed, as to compilation only, the accompanying pro forma consolidated balance sheet and statement of earnings of Quest Capital Corporation (formerly Viceroy Resource Corporation) as at December 31, 2002. The pro forma consolidated financial statements have been prepared for inclusion in a Joint Information Circular of Viceroy Resource Corporation, Avatar Petroleum Inc., Arapaho Capital Corp. and Quest Investment Corporation dated May 16, 2003. In our opinion, the pro forma consolidated balance sheet and statement of earnings have been properly compiled to give effect to the proposed transaction and assumptions described in the notes thereto.

“PricewaterhouseCoopers LLP”

Chartered Accountants

Vancouver, Canada

May 16, 2003

			QUEST CAPITAL CORPORATION
			(formerly Viceroy Resource Corporation)

			PRO FORMA CONSOLIDATED BALANCE SHEET

			AS AT DECEMBER 31, 2002
				(Unaudited)
			(expressed in thousands of Canadian dollars)

				Pro forma		Pro forma
	Viceroy			Viceroy	Avatar	Quest	Quest			Pro forma
	Resource			Resource	Petroleum	Management	Investment			Quest Capital
	Corporation	Note 2	Adjustments	Corporation	Inc.	Corporation	Corporation	Note 2	Adjustments	Corporation
	$		$	$	$	$	$		$	$
						(note 2(f))
Assets
Current assets
Cash and cash equivalents	15,878	(a)(b)	(1,000)	14,878	6,148	111	1,792	(k)	10,000	32,929
Appropriated and restrict ed cash	694		-	694	-	-	-		-	694
Marketable securities	1,984		-	1,984	-	-	3,781	(h)(i)	(162)	5,603
Current portion of bridge loans	-		-	-	-	-	12,243		-	12,243
Accounts receivable	908		-	908	-	-	-		-	908
Prepaids and other receivables	2,145		-	2,145	34	74	283		-	2,536
Inventories	563		-	563	-	-	-		-	563

	22,172		(1,000)	21,172	6,182	185	18,099		9,838	55,476
Appropriated and restricted cash	18,119		-	18,119	-	-	-		-	18,119
Investments	950	(a)(b)(c)(d)	1,658	2,608	-	222	3,283	(i)	6,750	12,863
Bridge loans receivable	-		-	-	-	-	4,808		-	4,808
Resource assets	8,928	(a)(c)	(5,225)	3,703	-	70	-	(h)	423	4,196
Goodwill	-		-	-	-	-	-	(e)(g)(i)	1,339	1,339
Deferred merger costs	175		-	175	-	-	-	(j)	(175)	-

	50,344		(4,567)	45,777	6,182	477	26,190		18,175	96,801

Liabilities
Current liabilities
Accounts payable	3,536		-	3,536	60	61	294	(j)	825	4,776
Deferred revenue	-		-	-	-	-	484	(i)	(484)	-
Current portion of reclamation costs	2,140		-	2,140	-	-	-		-	2,140

	5,676		-	5,676	60	61	778		341	6,916
Provision for reclamation costs	13,645		-	13,645	-	-	-		-	13,645
	19,321		-	19,321	60	61	778		341	20,561

Shareholders’ Equity
Capital stock	209,959		-	209,959	8,123	-	27,373	(l)	(172,976)	72,479
Contributed surplus	-		-	-	60	-	84	(m)	(144)	-
Deficit	(182,697)	(b)(c)(d)	(4,567)	(187,264)	(2,061)	416	(2,045)	(n)	190,954	-
Currency translation adjustment	3,761		-	3,761	-	-	-		-	3,761

	31,023		(4,567)	26,456	6,122	416	25,412		17,834	76,240

	50,344		(4,567)	45,777	6,182	477	26,190		18,175	96,801

				QUEST CAPITAL CORPORATION
				(formerly Viceroy Resource Corporation)

			PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS

				FOR THE YEAR ENDED DECEMBER 31, 2002
					(Unaudited)
				(expressed in thousands of Canadian dollars)

				Pro forma						Pro forma
	Viceroy			Viceroy	Avatar	Quest	Quest			Quest	Pro forma
	Resource			Resource	Petroleum	Management	Investment			Investment	Quest Capital
	Corporation	Note 2	Adjustments	Corporation	Inc.	Corporation	Corporation	Note 2	Adjustments	Corporation	Corporation
	$		$	$	$	$	$		$	$	$
Revenue
Sales	21,705		-	21,705	-	-	-		-	-	21,705
Interest and related fees	-	(n)	743	743	-	-	1,657	(o)	279	1,936	2,679
Management fees	-		-	-	52	879	-		-	-	931

	21,705		743	22,448	52	879	1,657		279	1,936	25,315

Expenses (income)
Cost of sales	7,715		-	7,715	-	-	-		-	-	7,715
Depreciation and depletion	788		-	788	-	-	-		-	-	788
General and administrative	2,496		-	2,496	388	618	1,585	(o)	759	2,344	5,846
Exploration	553	(m)	(113)	440	-	-	-	(o)	98	98	538
Interest and financing charges	36		-	36	-	-	-		-	-	36
Royalties	794		-	794	-	-	-		-	-	794
Other income	(699)	(n)	743	44	135	-	(208)	(o)	158	(50)	129

	11,683		630	12,313	523	618	1,377		1,015	2,392	15,846

Earnings (loss) before the
following	10,022		113	10,135	(471)	261	280		(736)	(456)	9,469
Loss from discontinued
operations	-		-	-	(890)	-	-		-	-	(890)
Gain on sale of discontinued
operations	-		-	-	6,304	-	-		-	-	6,304
Writedown and settlement of
Australian operation	(811)		-	(811)	-	-	-		-	-	(811)
Writedown of resource assets	(16,788)	(m)	16,788	-	-	-	-		-	-	-
Decrease in reclamation
provision	4,119		-	4,119	-	-	-		-	-	4,119
Gain on disposal of resource
assets	3,258		-	3,258	-	-	-		-	-	3,258
Gain on reduction of investment
in foreign operation	3,164		-	3,164	-	-	-		-	-	3,164
Gain on sale of investments	-		-	-	-	-	371	(o)	184	555	555
Writedown of investments	-		-	-	-	-	(3,160)		-	(3,160)	(3,160)

Earnings (loss) before income
taxes	2,964		16,901	19,865	4,943	261	(2,509)		(552)	(3,061)	22,008
Provision of income taxes	2,107		-	2,107	-	103	-		-	-	2,210

Net earnings (loss) for the
year	857		16,901	17,758	4,943	158	(2,509)		(552)	(3,061)	19,798

QUEST CAPITAL CORPORATION

(formerly Viceroy Resource Corporation)

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(expressed in thousands of Canadian dollars, except per share amount and number of shares)

1	Basis of presentation
The accompanying unaudited pro forma consolidated balance sheet and statement of earnings of Quest Capital Corporation (formerly Viceroy Resource Corporation) have been prepared for inclusion in the Joint Information Circular of Viceroy Resource Corporation (Viceroy), Avatar Petroleum Inc. (Avatar), Arapaho Capital Corp. (Arapaho) and Quest Investment Corporation (Quest Investment) relating to an agreement by Viceroy, Avatar, Arapaho and Quest Investment to amalgamate under an arrangement (the ‘Arrangement”) and giving effect to the transaction described in note 2.

The unaudited pro forma consolidated balance sheet and statement of earnings should be read in conjunction with the audited and unaudited financial statements and other information referred to in the Information Circular. They have been compiled from:

(i)	the audited consolidated financial statements of Viceroy as at and for the year ended December 31, 2002;
(ii)	the audited consolidated financial statements of Avatar as at and for the year ended December 31, 2002;
(iii)	the unaudited consolidated interim financial statements of Quest Management as at and for the year ended December 31, 2002; and
(iv)	the audited consolidated financial statements of Quest Investment as at and for the year ended December 31, 2002.

Completion of the business combination contemplated under the terms of the Information Circular will result in the purchase of Avatar, Quest Management and Quest Investment by Viceroy under the new Company name of Quest Capital Corporation.

In the opinions of management of Viceroy, the unaudited pro forma consolidated balance sheet and statement of earnings includes all the adjustments necessary for fair presentation of the proposed transactions in accordance with Canadian generally accepted accounting principles. The unaudited pro forma consolidated balance sheet and statement of earnings are not necessarily indicative of the financial position that may be obtained in the future.

The pro forma does not attribute a value to unexercised options or warrants, if any, issued by Avatar, Quest Management or Quest Investments at the date of the transaction.

2	Pro forma adjustments with respect to the arrangement
In connection with the combination, Viceroy has been identified as the acquirer and the purchase price method has been applied to the combination. The unaudited pro forma consolidated balance sheet gives effect to the combination as if it had occurred on December 31, 2002, and the unaudited consolidated statement of earnings gives effect to the combination of the companies as if it occurred on January 1, 2002. The acquisition by Viceroy of Avatar, Quest Management and Quest Investment is subject to acceptance by the shareholders of each of the combining companies and regulatory approvals.

The pro forma adjustments in the unaudited pro forma consolidated balance sheet and statement of earnings are as follows:

(a)	Distribution of Argentinean assets and $0.5 million of cash to a newly incorporated company - Viceroy Exploration Limited (VEX):
Book value $

Cash	(500)
Argentinean assets	(5,225)

(5,725)
Investment in VEX	5,725

Gain on disposition	-

(1)

QUEST CAPITAL CORPORATION

(formerly Viceroy Resource Corporation)

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(expressed in thousands of Canadian dollars, except per share amount and number of shares)

(b) Distribution of 81% of the shares of VEX to Viceroy’s shareholders:

$

Dividend	4,637
Investment in VEX	(4,637)

(c)	Distribution of North American assets and $0.5 million of cash to a newly incorporated company (650399 British Columbia) held 50% by Viceroy:

Book value $

Cash	(500)
BC claims	-
Options - Brewery Creek	-
Option - Galore/Copper	-

(500)
Investment in 650399 British Columbia	1,500

Gain on disposition	1,000

(d)

Exchange of shares in 650399 British Columbia into SpectrumGold Inc., and distribution of 31% to Viceroy’s shareholders:

$

Investment in 650399 British Columbia	(1,500)
Dividend	930
Investment in Spectrum	570

(e)

Acquisition of Avatar - shareholders of Avatar will receive 0.8474 (pre-consolidation) Viceroy shares for each share of Avatar, or approximately 17.2 million shares:

$

Issued capital of Avatar as at December 31, 2002	20,367
Exchange ratio - pre-consolidation	0.8474
Viceroy shares issued - pre-consolidation	17,259,000
Price per share	0.37
Purchase price	6,386

Allocation of purchase price

	Fair market value $	Book value $	Purchase price differential $

Cash	6,148	6,148	-
Receivables	34	34	-
Payables	(60)	(60)	-

	6,122	6,122	-
Acquisition cost	6,386	6,386	-

Purchase price discrepancy (Goodwill)	264	264

(2)

QUEST CAPITAL CORPORATION

(formerly Viceroy Resource Corporation)

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(expressed in thousands of Canadian dollars, except per share amount and number of shares)

(f)

The pro forma balance sheet of Quest Management as at December 31, 2002 has been adjusted for the following subsequent events:

$

Dividend payment	200
Repayment of amounts due to parent	600
Taxes payable	(18)
Cash	(782)

(g)

Acquisition of Quest Management (subsidiary of Arapaho) - Arapaho will receive approximately 2.6 million (pre-consolidation) Viceroy shares for the shares of Quest Management:

$

Fair market value	951
Price per share	0.37
Viceroy shares issued - pre-consolidation	2,570,000
Purchase price	951

Allocation of purchase price

	Fair market value $	Book value $	Purchase price differential $

Cash	111	111	-
Receivables	171	171	-
Investments	125	125	-
Resource assets	70	70	-
Accounts payable	(61)	(61)	-

	416	416	-
Acquisition cost	951	951	-

Purchase price discrepancy (Goodwill)	535	535	-

(h)

Reclassify Quest Investment’s interest in the Lara Property to resource assets:

$

Resource assets	423
Marketable securities	(423)

(i)

Acquisition of Quest Investment - shareholders will receive 3.1542 (pre-consolidation) Viceroy shares for each share of Avatar, or approximately 90 million shares:

$

Issued capital (A&B) of Quest Investment as at December 31, 2002	28,660
Exchange ratio - pre-consolidation	3.1542
Viceroy shares issued - pre-consolidation	90,398,000
Price per share	0.37
Purchase price	33,447

(3)

QUEST CAPITAL CORPORATION

(formerly Viceroy Resource Corporation)

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(expressed in thousands of Canadian dollars, except per share amount and number of shares)

Allocation of purchase price

	Fair market value $	Book value $	Purchase price differential $

Cash	1,792	1,792	-
Receivables	283	283	-
Loans receivable	17,051	17,051	-
Marketable securities	3,619	3,358	261
Investments	10,033	3,283	6,750
Resource assets	423	423	-
Payables	(293)	(293)	-
Deferred revenue	-	(484)	484

	32,908	25,413	7,495
Acquisition cost	33,447	33,447	-

Purchase price discrepancy (Goodwill)	539	8,034	(7,495)

(j)

Provision for share issue costs estimated to be $1 million:

$

Capital stock	1,000
Deferred merger	(175)
Accounts payable	(825)

(k)

Shares issued pursuant to private placement:

$

Cash	10,000
Capital stock	(10,000)

(l)

Adjustment to share capital:

$

Viceroy deficit (n)	(187,264)
Acquisition costs (e)(g)(i)	40,784
Elimination of capital of Avatar, Quest Management and Quest Investment	(35,496)
Proceeds from private placement (k)	10,000
Share issue costs (j)	(1,000)

(172,976)
(4)

QUEST CAPITAL CORPORATION

(formerly Viceroy Resource Corporation)

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(expressed in thousands of Canadian dollars, except per share amount and number of shares)

(m)

Elimination of acquired companies contributed surplus:

$

Contributed surplus - Avatar	(60)
Contributed surplus - Quest Management	(84)

(144)

(n)

Elimination of company deficit:

$

Deficit - Pro forma Viceroy	187,264
Deficit - Avatar	2,061
Deficit - Pro forma Quest Management	(416)
Deficit - Quest Investment	2,045

190,954

(o)

Reverse the exploration and writedown related to the Gualcamayo project - assuming the spin-out of the Argentinean assets occurred at the start of the year.

(p)

Reclassify interest income.

(q)

On July 4, 2002, Quest Investment (formerly Bradstone Equity Partners) acquired Peruvian gold Limited (Peruvian), Glenex Industries Inc. and Stockscape.com Technologies (Stockscape). This adjustment incorporates the results of Peruvian, Glenex and Stockscape from January 1, 2002 to July 3, 2002.

(5)